Exhibit 99.2

15 Bull Street, Suite 200

Savannah, Georgia 31401

 TMX Finance LLC Announces Tender Offer for 13 1/4% Senior Secured Notes Due 2015 and Tender Offer by its Parent Company for its 11% Senior PIK Notes Due 2015

Savannah, GA — July 9, 2013 — TMX Finance LLC (“TMX Finance”), a privately-owned consumer finance company focusing on automobile title lending, and its wholly-owned subsidiary, TitleMax Finance Corporation (“TMX Subsidiary”), announced today that they had commenced a tender offer to purchase, for cash, any and all of their outstanding 13 1/4% Senior Secured Notes due 2015 (the “TMX Notes”).  There is currently $310.0 million in aggregate principal amount of the TMX Notes outstanding.

In conjunction with the tender offer, TMX Finance and TMX Subsidiary are soliciting consents from the holders of the TMX Notes to eliminate certain covenants and amend certain provisions of the indenture governing the TMX Notes and to amend the Security Agreement related to the TMX Notes to terminate the Security Agreement and release all of the collateral thereunder.  The tender offer and the consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Letter of Transmittal and Consent, each dated as of July 9, 2013.  The tender offer and the consent solicitation are subject to customary conditions, including a financing condition related to the successful private placement of senior secured notes.

TMX Finance and TMX Subsidiary are offering to purchase the TMX Notes at a price of $1,045.35 per $1,000 principal amount of notes tendered.  Subject to satisfaction of the financing condition and the other conditions of the tender offer, holders who validly tender their TMX Notes and deliver their consents to the proposed amendments before 5 p.m., New York City time, on July 22, 2013 (the “Consent Time”), and do not validly withdraw their Notes and revoke their related Consents prior to the withdrawal deadline, will also receive a consent payment of $30.00 per $1,000 principal amount of the notes tendered.  TMX Finance will not pay the consent payment to holders who tender TMX Notes and deliver consents to the proposed amendments after the Consent Time.

The tender offer and the consent solicitation will expire at 11:59 p.m., New York City time, on August 5, 2013 (the “Expiration Time”), unless extended or earlier terminated.  Holders who validly tender their TMX Notes will receive accrued and unpaid interest from the last interest payment date to, but excluding, the applicable settlement date.  The early settlement date for TMX Notes validly tendered before the Consent Time is expected to be the business day following the Consent Time or as promptly as practicable thereafter.  The final settlement date is expected to be the first business day following the Expiration Time.

The deadline for the withdrawal of TMX Notes that have been validly tendered and the revocation of Consents that have been validly delivered is the date on which the supplemental indenture for the TMX Notes and the Security Agreement are executed, which is expected to be promptly following receipt of the Consents required to execute the supplemental indenture for the TMX Notes and the Security Agreement Amendment.

TMX Finance Holdings Inc. Tender Offer

TMX Finance also announced today that its sole member, TMX Finance Holdings Inc. (“Parent”), has commenced a tender offer to purchase, for cash, any and all of its outstanding 11% Senior PIK Notes due 2015 (the “Parent Notes”).  There is currently $100.0 million in aggregate principal amount of the Parent Notes outstanding.  In conjunction with the tender offer, Parent is soliciting consents from the holders of the Parent Notes to eliminate certain covenants and amend certain provisions of the indenture governing the Parent Notes.

Parent is offering to purchase the Parent Notes at a price of $1,032.40 per $1,000 principal amount of notes tendered.  Subject to satisfaction of the financing condition, holders who validly tender their Parent Notes and deliver their consents to the proposed amendments before the Consent Time, and do not validly withdraw their Parent Notes and revoke their related consents prior to the withdrawal deadline, will also receive a consent payment of $30.00 per $1,000 principal amount of the Parent Notes tendered.  Parent will not pay the consent payment to holders who tender Parent Notes and deliver consents to the proposed amendments after the Consent Time.

The tender offer and the consent solicitation will expire at the Expiration Time, unless extended or earlier terminated.  Holders who validly tender their Parent Notes will receive accrued and unpaid interest from the last interest payment date to, but excluding, the applicable settlement date.  The early settlement date for Parent Notes validly tendered before the Consent Time is expected to be the business day following the Withdrawal Deadline or as promptly as practicable thereafter.  The final settlement date is expected to be the first business day following the Expiration Time.

The deadline for the withdrawal of the Parent Notes that have been validly tendered and the revocation of Consents that have been validly delivered is the date on which the supplemental indenture for the Parent Notes is executed, which is expected to be promptly following receipt of the Consents required to execute the supplemental indenture for the Parent Notes.

Additional Information

The dealer managers for the tender offers by Parent and TMX Finance and the solicitation agents for the related consent solicitations are Jefferies LLC and Morgan Stanley & Co. LLC.  i-Deal LLC is acting as depositary and information agent in connection with the tender offers and the consent solicitations.  Any questions regarding procedures for tendering notes or delivering consents or requests for additional copies of the Offer to Purchase and Consent Solicitation Statement, the Letter of Transmittal and Consent and any related documents, which are available for free and which describe the tender offer and the consent solicitation in greater detail, should be directed to i-Deal, whose address and telephone number are as follows:

65 Broadway, 16th  Floor

New York, NY 10006

Attention:  Aaron Dougherty

Banks and Brokers, Call Collect:

(212) 849-3880

All Others Call Toll-Free:

(888) 593-9546

Email: tenderoffer@ipreo.com

None of TMX Finance, TMX Subsidiary, Parent, the dealer managers, the solicitation agents, the information agent or the depositary or their respective affiliates is making any recommendation as to whether holders should tender all or any portion of their TMX Notes or Parent Notes in the respective tender offer or deliver related consents in the consent solicitations.

About TMX Finance

TMX Finance is a privately-owned consumer finance company focusing substantially on automobile title lending, with over 1,108 stores as of March 31, 2013 in the states of Georgia, Alabama, South Carolina, Tennessee, Missouri, Illinois, Mississippi, Texas, Virginia, Florida, Arizona and Nevada.  TMX Finance serves individuals who generally have limited access to consumer credit from banks, thrift institutions, credit card lenders and other traditional sources of consumer credit. TMX Finance provides its customers with access to funds through loans secured by a first or second lien on the customer’s automobile. TMX Finance’s loan products allow its customers to meet their liquidity needs by borrowing against the value of their vehicles while allowing the customer to retain use of the vehicle during the term of the loan. As of March 31, 2013, TMX Finance served more than 415,000 customers and had approximately $497.6 million in title loans receivable. TMX Finance  believes it is the largest automobile title lender in the United States based on title loans receivable.  TMX Finance’s corporate headquarters is located in Savannah, Georgia.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements concerning TMX Finance’s expectations regarding the completion of its private offering of senior secured notes and the terms and completion of its tender offer and consent solicitation and Parent’s tender offer and consent solicitation.  Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of consumer finance companies and for TMX Finance in particular.  There can be no assurance that the tender offers and the consent solicitations will be completed or that they will not be amended or withdrawn.

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This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the tender offers and consent solicitations for the TMX Notes or the Parent Notes.  The tender offers and the consent solicitations are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent.  Holders of the TMX Notes and the Parent Notes should read these materials because they contain important information.  The tender offers and the consent solicitations are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Investor Relations Contact

Investors@titlemax.biz